As filed with the Securities and Exchange Commission on October 21, 2011

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUN HYDRAULICS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Florida	59-2754337
(State of Incorporation)	(I.R.S. Employer Identification No.)

1500 West University Parkway, Sarasota, Florida 34243

(Address of Principal Executive Offices)

SUN HYDRAULICS CORPORATION 2011 EQUITY INCENTIVE PLAN

and

SUN HYDRAULICS CORPORATION 2006 STOCK OPTION PLAN

(Full Title of the Plan)

Allen J. Carlson

President and Chief Executive Officer

1500 West University Parkway

Sarasota, Florida 34243

(941) 362-1200

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Gregory C. Yadley, Esquire

Shumaker, Loop & Kendrick, LLP

101 E. Kennedy Blvd, Suite 2800

Tampa, FL 33602

Telephone: (813) 229-7600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “accelerated filer”, “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED (1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (2)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (2)	AMOUNT REGISTRATION FEE
Shares of Common Stock, par value $.001 per share	2,125,000 shares	$25.105	$53,348,125	$6,114

(1)	A maximum of 1,000,000 shares may be issued under the 2011 Equity Incentive Plan. Such shares may be in whole or in part, as the Board of Directors of the Registrant shall determine, authorized but unissued shares of common stock or issued shares of common stock which shall have been reacquired by the Registrant. The registration statement also includes an indeterminable number of additional shares that may become issuable as a result of terminated, expired or surrendered awards, or pursuant to the antidilution adjustment provisions of the Plan.

A maximum of 1,125,000 shares may be issued under the 2006 Stock Option Plan. Such shares may be in whole or in part, as the Board of Directors of the Registrant shall determine, authorized but unissued shares of common stock or issued shares of common stock which shall have been reacquired by the Registrant. The registration statement also includes an indeterminable number of additional shares that may become issuable as a result of terminated, expired or surrendered options for shares of common stock, or pursuant to the antidilution adjustment provisions of the Plan.

(2)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(h), the fee is calculated on the basis of the average of the high and low prices for the Registrant’s common stock reported on The Nasdaq Stock Market on October 17, 2011.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the registrant (Exchange Act File No. 000-21835) with the Securities and Exchange Commission are incorporated herein by reference and made a part hereof:

(a) The registrant’s most recent annual report on Form 10-K, or, if the financial statements therein are more current, the registrant’s most recent prospectus, other than the prospectus of which this document is a part, filed pursuant to rule 424(b) of the Commission under the Securities Act of 1933.

(b) All other reports filed by the registrant pursuant to sections 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report or the prospectus referred to in (a) above.

(c) The description of the registrant’s common stock which is contained in the registrant’s registration statement filed under Section 12 of the Securities Exchange Act of 1934, including any amendment or reports filed for the purpose of updating such description.

All documents subsequently filed by the registrant with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of the filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Florida Business Corporation Act (“FBCA”) provides that directors of a corporation will not be liable to the corporation or any other person for monetary damages in connection with any statement, vote, decision or failure to act, regarding corporate management or policy, by the director, except in certain limited situations. The effect of this provision is to eliminate the rights of the registrant and its shareholders (through shareholders’ derivative suits on behalf of the registrant) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent behavior) except in certain limited situations. This provision does not limit or eliminate the rights of the registrant or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. These provisions will not alter the liability of directors under federal securities laws.

The Articles of Incorporation of the registrant (the “Articles”) provide that the registrant shall indemnify its directors, officers, employees and agents to the maximum extent and under all circumstances permitted by the FBCA. The registrant believes that these provisions will assist the registrant in attracting and retaining qualified individuals to serve as directors and officers.

In addition, the registrant has entered into Indemnity Agreements with its directors and executive officers providing for indemnification to the fullest extent permitted by law. The Indemnity Agreements also establish the presumption that the director or executive officer has met the applicable standard of conduct required for indemnification. The agreements provide for litigation expenses to be advanced to a director or executive officer at his or her request provided that he or she undertakes to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification for such expenses. The Indemnity Agreements’ indemnification provisions applicable to a derivative suit provide for indemnification for amounts paid in settlement and partial indemnification in the event that a director or executive officer is not entitled to full indemnification.

The registrant has purchased directors’ and officers’ liability insurance policies which insure against certain liabilities incurred by its directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the Index to Exhibits attached hereto.

Item 9. Undertakings.

1. The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement.

(b) That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

4. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding,) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sarasota, State of Florida, on this 21st day of October, 2011.

SUN HYDRAULICS CORPORATION

By:	/s/ Allen J. Carlson
Allen J. Carlson
President and Chief Executive Officer

By:	/s/ Tricia L. Fulton
Tricia L. Fulton
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Allen J. Carlson and Tricia L. Fulton, and each of them acting without the other, his true and lawful attorney-in-fact and agent, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on this 21st day of October, 2011.

Signature	Title

/s/ Ferdinand E. Megerlin
Ferdinand E. Megerlin	Chairman of the Board of Directors

/s/ Marc Bertoneche
Marc Bertoneche	Director

/s/ Allen J. Carlson Allen J. Carlson	Director, President and Chief Executive Officer

Wolfgang H. Dangel	Director

/s/ John S. Kahler John S. Kahler	Director

/s/ Christine L. Koski Christine L. Koski	Director

/s/ Philippe Lemaitre Philippe Lemaitre	Director

/s/ David N. Wormley David N. Wormley	Director

/s/ Tricia L. Fulton Tricia L. Fulton	Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Sun Hydraulics Corporation 2011 Equity Incentive Plan.

4.2	Sun Hydraulics Corporation 2006 Stock Option Plan (previously filed as Exhibit 99.2 to the Company’s Form 8-K filed on September 14, 2006 and incorporated herein by reference)

5	Opinion of Shumaker, Loop & Kendrick, LLP as to the legality of the securities being registered

24.1	Consent of Shumaker, Loop & Kendrick, LLP (included in their opinion filed as Exhibit 5)

24.2	Consent of Mayer Hoffman McCann P.C., Independent Registered Certified Public Accounting Firm

24.3	Consent of Kirkland, Russ, Murphy and Tapp, P.A., Independent Registered Certified Public Accounting Firm